UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2004

AGL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Georgia	1-14174	58-2210952
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Ten Peachtree Place NE, Atlanta, Georgia 30309
(Address and zip code of principal executive offices)

404-584-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment Of Principal Officers

On October 26, 2004, Bettina M. Whyte was appointed to the AGL Resources Inc. Board of Directors. Her term will expire at the 2005 annual meeting of shareholders. As a member of AGL Resources Board of Directors, she will serve on the Compensation and Management Development Committee as well as the Corporate Development Committee.

Whyte has served as an interim chief executive officer, chief operating officer and chief restructuring officer of numerous troubled companies. Some of her assignments have included serving as the CEO of such public corporations as APS Holdings Inc. (Big A Auto Parts) and Service Merchandise Corporation and as an advisor to Regal Cinemas and Finova Capital Corporation.

Whyte was also the national director of business turnaround services for Price Waterhouse. Previously she was a partner with Peterson & Co. Consulting. She is past-president of the American Bankruptcy Institute and a fellow and past-treasurer of the American College of Bankruptcy.

In addition to the AGL Resources board, Whyte sits on the boards of Amerisure Insurance, Washington Group International Inc., Solera Capital, Purdue University (Dean’s Advisory Council) and the St. John’s Law School Advisory Board. She is an adjunct professor of law at Fordham University School of Law.

Whyte has an MBA in finance and accounting from the Kellogg School of Management, Northwestern University, and was graduated Phi Beta Kappa from Purdue University.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGL RESOURCES INC.
(Registrant)
Date: October 28, 2004	/s/ Richard T. O’Brien
Richard T. O’Brien Executive Vice President and Chief Financial Officer